Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to to the use in this Form 8-K/A of First Mid-Illinois Bancshares, Inc. of our report dated March 10, 2016, on the consolidated financial statements of First Clover Leaf Corp. which is included in the Current Report on Form 8-K/A.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Oak Brook, Illinois
November 16, 2016